Exhibit 99.1

Provident Community Bancshares Reports Second Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--July 28, 2011--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $110,000 for the three months ended June 30, 2011 compared to a net loss to common shareholders of $414,000 for the same period in 2010. Operating results for the 2011 period were impacted by an increase of $492,000 in expenses primarily related to the disposition of foreclosed properties and a decrease in the net gain on the sale of investments, offset by lower provisions for loan losses due primarily to a net reduction in total loans of $28.8 million and an increase in net interest income due primarily to lower cost of funds. Net loss per common share was $0.06 (diluted) for the three months ended June 30, 2011, versus a net loss of $0.23 per common share (diluted) for the same period in 2010. The net loss to common shareholders for the six months ended June 30, 2011 was $116,000, or $0.06 per share (diluted), compared to a net loss to common shareholders of $514,000 or $0.29 per share (diluted), for the same period in 2010.

At June 30, 2011, assets totaled $386.9 million, a decrease of $21.8 million, or 5.3%, from $408.7 million at December 31, 2010. Starting in 2010 and, as part of its strategic plan, the Corporation implemented a program to shrink its balance sheet in order to increase its regulatory capital ratios. This shrinkage was accomplished with reductions in loans and was primarily funded with reductions in borrowings and higher cost deposits. Investment securities at June 30, 2011 increased $4.6 million, or 3.1%, to $153.1 million from $148.5 million at December 31, 2010. Fed funds sold at June 30, 2011 increased $6.0 million to $20.5 million from $14.5 million at December 31, 2010 as a result of sales and maturities of securities. Net loans receivable decreased $28.8 million, or 14.5%, to $170.1 million at June 30, 2011 as a result of lower demand and more stringent underwriting standards. Deposits decreased $17.6 million to $295.6 million at June 30, 2011 as a result of reductions in funding needs. FHLB advances and other borrowings decreased $5.0 million to $64.5 million at June 30, 2011 due primarily to the maturation of borrowings. Shareholders’ equity increased $458,000, or 4.5%, to $10.7 million at June 30, 2011 from $10.3 million at December 31, 2010 due primarily to net operating income of $119,000 and a $339,000 decrease in unrealized losses on securities available for sale.

Nonperforming loans, which are primarily commercial real estate properties, were $18.9 million as of June 30, 2011, or 11.1% of total loans, as compared to $18.8 million at December 31, 2010, an increase of $100,000. Real estate acquired through foreclosure decreased $400,000, to $10.2 million at June 30, 2011 from $10.6 million at December 31, 2010. Bad debt charge-offs, net of recoveries, were $1.0 million for the six months ended June 30, 2011 compared to $1.6 million for the same period in 2010.

Dwight V. Neese, President and CEO, said “Our financial performance improved over the comparable quarter for the previous year but was still affected by the continued decline in real estate values in the markets we serve. We reported lower loan charge-offs and provisions in the second quarter and we continue to be focused on reducing the level of our nonperforming assets in order to improve profitability. Our results reflect the positive outcome of proactive measures that were taken earlier to deal with uncertain market conditions. As a result, our capital ratios increased and higher underwriting standards and a profitable core banking operation contributed to an improved quarter. We continue to be very focused on serving our target market of local businesses and professionals. We continue to seek new loan opportunities, but find new loan demand to be relatively weak in the marketplace. We are disappointed that loan demand has remained weak, resulting in our excess cash being invested in the securities portfolio instead of loans. We are well positioned to assist our customers in achieving their financial goals and the structure of our balance sheet provides flexibility for us to grow core deposits and loans without substantially increasing our overall total assets. This strategy is important in continuing to increase our net interest margin and regulatory capital ratios.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2010, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2011, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

(Unaudited) ($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Data	2011	2010	2011	2010

Net interest income	$2,305	$2,067	$4,289	$4,188
Provision for loan losses	--	1,187	--	2,083
Net interest income after loan loss provision	2,305	880	4,289	2,105
Non-interest income	661	745	1,306	1,430
Net gain on sale of investments	281	528	278	1,205
Other-than-temporary-impairment on securities	(191)	(164)	(191)	(467)
OREO property write-downs/disposition expense	657	165	821	258
Non-interest expense	2,384	2,292	4,724	4,538
Expense (benefit) for income taxes	7	(171)	18	(245)
Net income (loss)	8	(297)	119	(278)
Accretion of preferred stock to redemption value	2	2	3	3
Preferred dividends accrued	116	115	232	233
Net loss to common shareholders	($110)	($414)	($116)	($514)
Loss per common share: basic	($0.06)	($0.23)	($0.06)	($0.29)
Loss per common share: diluted	($0.06)	($0.23)	($0.06)	($0.29)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	At 6/30/11	At 12/31/10

Total assets	$386,873	$408,718
Cash and due from banks	29,268	24,865
Investment securities	153,053	148,469
Loans	176,508	206,275
Allowance for loan losses	6,372	7,379
Deposits	295,569	313,128
FHLB advances and other borrowings	64,499	69,528
Junior subordinated debentures	12,372	12,372
Total liabilities	376,146	398,449
Shareholders’ equity	10,727	10,269
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank Regulatory Capital ratios:
Leverage ratio	6.21%	5.67%
Tier 1 capital ratio	10.98%	9.75%
Total risk-based capital ratio	12.25%	10.99%
Asset Quality
Non-performing loans	$18,925	$18,826
Troubled debt restructurings	4,618	5,667
Other real estate owned	10,219	10,618
Total non-performing assets	$33,762	$35,111

Percentage of non-performing loans to net loans	11.12%	9.46%
Percentage of non-performing assets to total assets	8.73%	8.59%
Allowance for loan losses to nonperforming loans	33.67%	39.20%
Allowance for loan losses to total loans	3.61%	3.58%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & CEO